Registration No. 333-_________

SECURITIES AND EXCHANGE COMMISSION Washington, D.C. 20549

FORM S-8 REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

BIOMET, INC. Exact Name Of Registrant As Specified In Its Charter)

Indiana (State or other jurisdiction of incorporation or organization)	35-1418342 (I.R.S. Employer Identification No.)

56 East Bell Drive Warsaw, Indiana 46582 (Address of Principal Executive Offices)

Biomet, Inc. Deferred Compensation Plan (full title of the plan)

Daniel P. Hann Biomet, Inc. 56 East Bell Drive Warsaw, Indiana 46582 (Name and address of agent for service)

(574) 267-6639 (Telephone number, including area code, of agent for service)

Copies to:

Stephen J. Hackman Ice Miller One American Square, Box 82001 Indianapolis, Indiana 46282

CALCULATION OF REGISTRATION FEE
Title of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Unit (1)	Proposed Maximum Aggregate Offering Price (1)	Amount of Registration Fee
Deferred Compensation Obligations	$ 10,000,000	$ 1.00	$ 10,000,000	$ 1,267.00

The registration fee has been calculated pursuant to Rule 457.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The document(s) containing the information specified in Part I of Form S-8 (plan information and registrant information) will be sent or given to the employees covered by the Agreements as specified by Rule 428(b)(1) under the Securities Act of 1933, as amended (the "Securities Act").  Such documents need not be filed with the Securities and Exchange Commission ("Commission") either as part of this registration statement (the "Registration Statement") or as prospectuses or prospectus supplements pursuant to Securities Act Rule 424.  These documents, which include the statement of availability required by Item 2 of Form S-8, and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Form S-8 (Part II hereof), taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference.

The following information heretofore filed with the Securities and Exchange Commission ("Commission") pursuant to the Securities Exchange Act of 1934, as amended (the "Exchange Act"), is incorporated herein by reference:

(a)        The Annual Report on Form 10‑K of Biomet, Inc. (the "Registrant") for the fiscal year ended May 31, 2004.

All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the filing of this Registration Statement and prior to the filing of a post‑effective amendment, which indicates that all of the securities offered hereby have been sold or which deregisters all such securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of those documents.

Item 4.  Description of Securities.

This Registration Statement covers, among other things, $10,000,000 of Deferred Compensation Obligations that are being registered under this Registration Statement to be offered to officers and employees of the Company and employees of participating affiliates of the Company who reside in the United States and who are designated as eligible by the Biomet, Inc. Benefits Committee ("Committee").  The following is a summary of the Plan as it relates to the Deferred Compensation Obligations.  The Obligations are general unsecured obligations of the Company to pay deferred compensation in the future in accordance with the terms of the Plan from the general assets of the Company, and rank pari passu with other unsecured and unsubordinated indebtedness of the Company outstanding from time to time.

The amount of compensation deferred by each participant ("Participant") in the Plan is determined in accordance with the Plan based upon elections by each Participant.  Obligations in an amount equal to each Participant's deferral account under the Plan (consisting of deferred salary and bonus amounts, deferred incentive compensation and commissions, deferred gains on the exercise of non-qualified stock options, deferred shares of common stock issued pursuant to restricted stock grants, and any appreciation or depreciation in the value of amounts deferred into the account) will be payable in accordance with the Participant's deferral election and the terms of the Plan in a lump-sum distribution or in installments.  Hardship distributions are also permitted.  The Company may also make voluntary contributions to the Plan on behalf of the Participants, which may vest on a schedule established by the Benefits Committee.

Plan Participants may choose among a number of investment funds that will be used to measure hypothetical earnings and losses on deferred amounts other than stock option gains and restricted stock grants.  These funds will represent a variety of risk and return characteristics.  The investment funds may be changed or others added as determined by the Benefits Committee.  Hypothetical investment gains and losses on deferred stock option gains and deferred restricted stock grants will be measured by reference to the market price of the Company's Common Shares.  As dividends are paid on the Common Shares, hypothetical dividend amounts with respect to deferred stock option gains and vested deferred restricted stock will be credited to Participants' deferred accounts, and earnings on those dividend amounts will be measured by the investment funds selected by the Participant.  Amounts deferred under the Plan are payable in cash.

The benefits payable under the Plan will not revert to the Company or be subject to the Company's creditors prior to the Company's insolvency or bankruptcy, nor, except pursuant to a valid will or the laws of descent and distribution, will they be subject in any way to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, charge, garnishment, execution or levy of any kind by the Participant, the Participant's beneficiary or the creditors of either, including such liability as may arise from the Participant's bankruptcy.

The Committee may amend, suspend or terminate the Plan at any time, except that no such amendment, suspension or termination will retroactively reduce any amounts allocated to a Participant's account.  The right of any Participant to receive future payments under the provisions of the Plan shall be a contractual obligation of the Company, but shall be subject to the claims of the creditors of the Company in the event of the Company's insolvency or bankruptcy.  Plan assets may, in the Company's discretion, be placed in a trust but will nevertheless continue to be subject to the claims of the Company's creditors in the event of the Company's insolvency or bankruptcy as provided in the trust agreement.  In any event, the Plan is intended to be unfunded under Title I of the Employee Retirement Income Security Act of 1974, as amended.

Item 5.  Interests of Named Experts and Counsel.

Daniel P. Hann, who has rendered an opinion as to the validity of the Common Stock being registered by this registration statement and other legal matters, is an executive officer and director of Biomet.

Item 6.  Indemnification of Directors and Officers.

The Indiana Business Corporation Law ("IBCL"), the provisions of which govern the Registrant, empowers an Indiana corporation to indemnify present and former directors, officers, employees, or agents or any person who may have served at the request of the corporation as a director, officer, employee, or agent of another corporation ("Eligible Persons") against liability incurred in any proceeding, civil or criminal, in which the Eligible Person is made a party by reason of being or having been in any such capacity, or arising out of his status as such, if the individual acted in good faith and reasonably believed that (a) the individual was acting in the best interests of the corporation, or (b) if the challenged action was taken other than in the individual’s official capacity as an officer, director, employee or agent, the individual’s conduct was at least not opposed to the corporation’s best interests, or (c) if in a criminal proceeding, either the individual had reasonable cause to believe his conduct was lawful or no reasonable cause to believe his conduct was unlawful.

The IBCL further empowers a corporation to pay or reimburse the reasonable expenses incurred by an Eligible Person in connection with the defense of any such claim, including counsel fees; and, unless limited by its Articles of Incorporation, the corporation is required to indemnify an Eligible Person against reasonable expenses if he is wholly successful in any such proceeding, on the merits or otherwise.  Under certain circumstances, a corporation may pay or reimburse an Eligible Person for reasonable expenses prior to final disposition of the matter.  Unless a corporation’s articles of incorporation otherwise provide, an Eligible Person may apply for indemnification to a court which may order indemnification upon a determination that the Eligible Person is entitled to mandatory indemnification for reasonable expenses or that the Eligible Person is fairly and reasonably entitled to indemnification in view of all the relevant circumstances without regard to whether his actions satisfied the appropriate standard of conduct.

Before a corporation may indemnify any Eligible Person against liability or reasonable expenses under the IBCL, a quorum consisting of directors who are not parties to the proceeding must (1) determine that indemnification is permissible in the specific circumstances because the Eligible Person met the requisite standard of conduct, (2) authorize the corporation to indemnify the Eligible Person and (3) if appropriate, evaluate the reasonableness of expenses for which indemnification is sought.  If it is not possible to obtain a quorum of uninvolved directors, the foregoing action may be taken by a committee of two or more directors who are not parties to the proceeding, special legal counsel selected by the Board or such a committee, or by the shareholders of the corporation.

In addition to the foregoing, the IBCL states that the indemnification it provides shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any provision of the articles of incorporation or bylaws, resolution of the board of directors or shareholders, or any other authorization adopted after notice by a majority vote of all the voting shares then issued and outstanding.  The IBCL also empowers an Indiana corporation to purchase and maintain insurance on behalf of any Eligible Person against any liability asserted against or incurred by him in any capacity as such, or arising out of his status as such, whether or not the corporation would have had the power to indemnify him against such liability.

Section 9.3 of Article IX of the Amended Articles of Incorporation and Article VII of the Amended and Restated Bylaws of Biomet, Inc. provide certain indemnification provisions for the benefit of directors, officers, employees and agents of the Registrant.

The Registrant has obtained directors’ and officers’ liability insurance, the effect of which is to indemnify the directors and officers of Biomet, Inc. and its subsidiaries against certain losses caused by errors, misleading statements, wrongful acts, omissions, neglect or breach of duty by them or any matter claimed against them in their capacities as directors and officers.

Item 7.  Exemption From Registration Claimed.

Not applicable.

Item 8.  Exhibits.

See Index to Exhibits.

Item 9.  Undertakings.

The undersigned Registrant hereby undertakes:

(a)        To file, during any period in which offers or sales are being made, a post‑effective amendment to this Registration Statement:

            (i)         To include any prospectus required by section 10(a)(3) of the Securities Act of 1933, as amended (the "Securities Act");

            (ii)        To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post‑effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

            (iii)       To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

Provided, however, that paragraphs (1)(i) and (1)(ii) shall not apply if the information required to be included in a post‑effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(b)        That for the purpose of determining any liability under the Securities Act, each such post‑effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)        To remove from registration by means of a post‑effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(d)        That, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’ s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned thereunto duly authorized, in the City of Warsaw, State of Indiana, on August 16, 2004.

BIOMET, INC.

By:  /s/ Dane A. Miller
         Dane A. Miller, President and
        Chief Executive Officer

POWER OF ATTORNEY

Know all men by these presents, that each person whose signature appears below constitutes and appoints Dane A. Miller and Daniel P. Hann, and each or any of them (with full power to act alone), his true and lawful attorneys-in-fact and agents with full power of substitution and re-substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto those attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that those attorneys-in-fact and agents, or their substitutes, may do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on August 16, 2004.

/s/   Dane A. Miller                              President, Chief Executive Officer, and Director
Dane A. Miller                                      (Principal Executive Officer)

/s/   Jerry L. Ferguson                           Director
Jerry L. Ferguson

/s/   Niles L. Noblitt                             Director
Niles L. Noblitt

/s/  M. Ray Harroff                              Director
M. Ray Harroff

/s/  Kenneth V. Miller                           Director
Kenneth V. Miller

/s/  Jerry L. Miller                               Director
Jerry L. Miller

/s/  L. Gene Tanner                              Director
L. Gene Tanner

/s/  Thomas F. Kearns, Jr.                       Director
Thomas F. Kearns, Jr.

/s/  Charles E. Niemier                          Director
Charles E. Niemier

/s/  Daniel P. Hann                              Director
Daniel P. Hann

/s/  Marilyn Tucker Quayle                      Director
Marilyn Tucker Quayle

/s/  C. Scott Harrison                            Director
C. Scott Harrison

/s/  Gregory D. Hartman                         Senior Vice President - Finance
Gregory D. Hartman                              (Principal Financial Officer)

/s/  James W. Haller                             Controller
James W. Haller                                  (Principal Accounting Officer)

Pursuant to the requirements of the Securities Act of 1933, the Biomet, Inc. Benefits Committee has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Warsaw, State of Indiana, on August 16, 2004.

BIOMET, INC. DEFERRED COMPENSATION PLAN

By:                                                  /s/ Darlene Whaley

                                                            Darlene Whaley
                                   Biomet, Inc. Benefits Committee

By:                                           /s/ Gregory D. Hartman

                                                     Gregory D. Hartman
                                   Biomet, Inc. Benefits Committee

By:                                                /s/ James R. Pastena

                                                          James R. Pastena
                                   Biomet, Inc. Benefits Committee

BIOMET, INC.

Form S-8

INDEX TO EXHIBITS

Exhibit Number Assigned in Regulation S-K Item 601

		Description of Exhibit

(4)	4.1	Biomet, Inc. Deferred Compensation Plan*

(5)	5.1	Opinion of Daniel P. Hann with respect to the legality of the shares of common stock being registered hereby*

(15)		Not applicable

(23)	23.1	Consent of Independent Registered Public Accounting Firm.*

	23.2	Consent of Daniel P. Hann (Included in Exhibit 5.1)*

(24)	24.1	Power of Attorney (included in signature page to the registration statement).

(99)		Not applicable

*Filed herewith